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EXHIBIT 3.1

                           AUTHENTIDATE HOLDING CORP.

                           CERTIFICATE OF AMENDMENT TO

                  CERTIFICATE OF DESIGNATIONS, PREFERENCES AND
                     RIGHTS AND NUMBER OF SHARES OF SERIES B
                           CONVERTIBLE PREFERRED STOCK

         The undersigned President and Secretary, respectively, of AUTHENTIDATE HOLDING CORP., a Delaware corporation (the "Corporation"), hereby certify that pursuant to authority granted to and vested in the Board of Directors of the corporation by the provisions of the Certificate of Incorporation and in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware, as follows:

         FIRST: That the Board of Directors of said corporation by the unanimous written consent of its members, filed with the minutes of the Board on October 1, 2002 duly adopted a resolution authorizing and directing the following amendments to the Certificate of Designations, Rights and Preferences and Number of Series B Convertible Preferred Stock (the "Certificate of Designation") of said corporation:

                  RESOLVED, that the Certificate of Designation of Authentidate Holding Corp be amended by (1) changing the definition of "Conversion Price" set forth in Section 1; (2) amending Section 4(a) so that, as amended, the definition of "Conversion Price" set forth in Article 1 and Article 4(a) shall be and read as set forth below; and (3) amending
         Section 6(i) so that the Company's option to redeem outstanding shares of Series B Preferred Stock shall be and read as set forth below:

                  1.       CERTAIN DEFINITIONS

                  Conversion Price: The term "Conversion Price" shall equal $1.875, as may be adjusted from time to time; provided, however, that commencing three years after the Closing, the Conversion Price shall equal $1.40 per shares, subject to adjustment to for stock splits, corporate reorganizations and other events identified herein

                  4.       CONVERSION RIGHTS

                           The Series B Preferred Stock shall be convertible
                  into Common Stock as follows:

                  (a) Optional Conversion. The holders of Series B Preferred Stock will be entitled to convert their shares of Series B Preferred Stock into one share of Common Stock (the "Conversion Shares") without the Company's consent at any time commencing one year after the closing of the Offering (the "Closing"), at the option of the holder, into such number of shares of the Company's Common Stock as shall equal the Issue Price divided by $1.875, subject to adjustment for stock splits, corporate reorganizations and other events identified herein. Commencing three years after the Closing, however, the Conversion Price shall be the fixed at $1.40 per share, subject to adjustment to for stock splits, corporate reorganizations and other events identified herein; provided, however, that the holder shall not be entitled to convert more than 20% of the Series B Preferred Shares held by such holder on the third anniversary of the Closing during any period of thirty days. Conversion rights will expire after 5:00 p.m. on the redemption date for any shares of Series B Preferred Stock which the Company has called for redemption. No payment or adjustment will be made in respect of dividends on Series B Preferred Stock that may be accrued or unpaid or in arrears upon conversion of shares of Series B Preferred Stock. No fractional shares will be issued and, in lieu of any fractional share, cash in an amount based on the then current market price, determined as provided in this Certificate of Designation, of the Common Stock will be paid.

                  6.       REDEMPTION

                           The shares of Series B Preferred Stock shall be
                  redeemable at any time, in whole or in part, by the Corporation, at its option, as follows:
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                  (i)      The Series B Preferred Stock is redeemable at any
                  time commencing five years after the Closing, at the option of the Company, on not less than 30 nor more than 60 days written notice to registered holders at a redemption price equal to $25.00 plus accrued and unpaid dividends, provided the public sale of the Conversion Shares are covered by an effective registration statement or are otherwise exempt from registration.

         SECOND: That in lieu of a meeting and vote of the holders of the outstanding shares of Series B Convertible Preferred Stock, the holders of such shares of preferred stock have given their written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

         THIRD:   That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, this Certificate of Amendment has been made under the seal of the Corporation and the hands of the undersigned on October 1, 2002.

                                                 /s/ John T. Botti
                                                 -------------------------
                                                 Name: John T. Botti
                                                 Title:   President
Attest:

/s/ Ira C. Whitman
----------------------------
Name: Ira C. Whitman
Title: Secretary